EXHIBIT A

UNANIMOUS WRITTEN CONSENT
OF DIRECTORS OF
ACRO, INC.
 (a Nevada Company)

The undersigned, being all of the directors of ACRO, Inc., a Nevada company (the "Company"), hereby consent to the adoption of, and hereby approve and adopt the following resolutions:

WHEREAS, in connection with the Share Purchase Agreement dated July 5, 2011 (the “Agreement”) the Company wishes to, and believes it is advisable and in the best interests of the Company to effectuate a ten-for-one (10:1) reverse split of the Company’s issued and outstanding shares of common stock (“Reverse Split”);

NOW THEREFORE BE IT RESOLVED that the Company be and hereby is authorized to effectuate a ten-for-one (10:1) reverse split of the Company’s issued and outstanding shares of common stock without changing the par value of the stock;  provided that no fractional shares of the Company shall be issued in connection with the Reverse Split and the number of shares to be received by a stockholder shall be rounded up to the nearest whole number of shares in the event that such stockholder would otherwise be entitled to receive a fractional share as a result of the Reverse Split; and be it further

RESOLVED that the proper officers of the Company be, and they and each of them hereby are, authorized and empowered, in the name of the Company and on its behalf, to prepare and file with the Securities and Exchange Commission (the “Commission”) and distribute to the stockholders of the Company an Information Statement pursuant to Regulation 14C under the Exchange Act (the “Information Statement”) with respect to the Reverse Split, such Information Statement to be in such form as such officers, in their sole discretion, shall determine to be necessary, appropriate or desirable, in conformance with applicable laws, rules and regulations, any such determination to be conclusively evidenced by the preparation, signing, filing and distribution by such officers of the Information Statement; and be it further

RESOLVED, that the record date for determining shareholders to receive the Information Statement (the “Record Date”) be, and it is hereby, fixed as the close of business on November 9, 2011, 2011; and be it further

RESOLVED, that the effective date of the Reverse Split be, and it hereby is, fixed as the date which shall be as soon as practicable after the expiration of 20 days after the Information Statement is sent to stockholders and notification to and approval by FINRA of the same; and be it further

RESOLVED, that the proper officers of the Company be, and they and each of them hereby are, authorized and empowered, in the name of the Company and on its behalf, to execute and deliver all such further documents, instruments and agreements, and to do all such further acts and things, as such officers, in their sole discretion, shall determine to be necessary, appropriate or desirable to effectuate the foregoing resolutions, any such determination to be conclusively evidenced by the execution and delivery by such officers of any such document, instrument or agreement or the doing by them of any such act or thing;

RESOLVED that this consent may be executed in one or more counterparts.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned, being all of the directors of the Company, consent hereto in writing as of October ___, 2011, and direct that this instrument be filed with the minutes of proceedings of the Board of Directors of the Company.

/s/ Asaf Porat
Name: Asaf Porat
Title: Chairperson, President and Chief Executive Officer

/s/ Ehud Keinan
Name: Ehud Keinan
Title: Director

/s/ Baruch Mitsengendler
Name: Baruch Mitsengendler
Title: Director